                                                                     Exhibit 99

                                   Contact: Curtis Lightburn
                                            Vice President, Investor Relations
                                            813-829-2408
                                            cglightburn@intermedia.com

                 INTERMEDIA REPORTS THIRD QUARTER 1998 RESULTS
                       REPORTS RECORD REVENUE AND EBITDA
              COMPLETES DATA SERVICES AGREEMENT WITH BELL ATLANTIC

TAMPA, Florida (October 27, 1998) - Intermedia Communications Inc. (NASDAQ:
ICIX) today announced record revenues and EBITDA for the quarter ended September 30, 1998.

Revenue for the third quarter of $192.4 million was up 170 percent over third quarter 1997 revenues of $71.3 million. Competitive Local services revenue was up 271 percent over the year ago period.

EBITDA for the third quarter increased 51 percent over last quarter, to $15.1 million, versus $10.1 million for the second quarter of 1998, and was up $28.4 million versus an EBITDA loss of $13.3 million for the third quarter of 1997.

Revenue for the first 9 months of 1998 was $519.4 million, up 214 percent over the $165.3 million reported for the first 9 months of 1997. EBITDA of $15.4 million for the first 9 months of 1998 represented an improvement of $55.3 million versus an EBITDA loss of $39.9 million for the first nine months of 1997.

"In the third quarter, Intermedia's employees continued to focus on the execution of our core Integrated Communications Provider strategy," said David
C. Ruberg, Intermedia's Chairman, President, and Chief Executive Officer. "As a result, we achieved significantly better financial and operational performance. We also completed a data services agreement with Bell Atlantic. We expect that this agreement, in addition to the agreements we have signed with USWest and Ameritech, will add significant future upside in our growth."


REVENUE ANALYSIS

Enhanced Data and Internet Services

Enhanced Data and Internet continued its strong growth. Revenue for the quarter was $47.6 million, an increase of 54 percent over third quarter 1997 and an increase of 12 percent over second quarter 1998. Strong growth was seen in all data product offerings versus second quarter 1998. Web site management grew by 19 percent and Internet connectivity by 14 percent sequentially.

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"In the quarter, we were particularly pleased by the improving revenue growth at DIGEX, where revenue has shown accelerating double digit sequential growth each of the last three quarters," said Ruberg. "Additionally, our strength in the Internet arena improves our strategic position in the marketplace."

Enterprise data services, principally frame relay and ATM, showed strong growth, with recurring revenue up 14 percent over second quarter 1998. Frame relay nodes in service increased by 3,143 to 30,266, up 75 percent over third quarter 1997 and up 12 percent versus second quarter 1998.

Competitive Local Services

Competitive Local services continued its strong growth. Revenue for the quarter was $43.8 million, an increase of 271 percent over third quarter 1997 and an increase of 15 percent over second quarter 1998. Growth in revenues was primarily due to the addition of 31,754 access lines in service. Total access lines in service at the end of the third quarter was 311,898, a 515 percent increase versus third quarter 1997 and an 11 percent increase versus second quarter 1998. "100 percent of the net additions were on-switch. Our focus on selling access lines that are on-switch has improved gross margins, operating efficiency and customer service," said Robert M. Manning, Intermedia's Chief Financial Officer.

Interexchange Services

Interexchange revenue was $71.6 million in the third quarter, a 159 percent increase versus third quarter 1997, but a 14 percent decrease versus second quarter 1998. The sequential decrease was primarily a result of the previously announced exit of the wholesale interexchange business and selective revenue pruning.

"Intermedia deliberately pruned revenue in certain segments that were either non-strategic or economically unattractive," said Manning. "The decisions we made lowered revenue growth, but increased margins and the long term health of the business. We expect revenue growth in the long distance segment to pick up again in 1999."

Integration Services

Integration Services continued its strong growth. Revenue for the quarter was $29.4 million, an increase of 11 percent over second quarter 1998. Growth in revenues resulted from continued increases in sales productivity and several large systems sales.

MARGIN ANALYSIS

Gross Margin increased to 38.8 percent versus 16.5 percent for the third quarter 1997 and 34.9 percent for the second quarter 1998. The continuing improvement is due to improved revenue mix in favor of higher margin services, the exiting of certain lines of business, and a higher percentage of on-switch traffic. Access lines on-switch as a percent of total lines in service increased to 66 percent from 59 percent at the end of the second quarter 1998.



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SG&A as a percent of revenue decreased to 30.9 percent versus 35.1 percent in the third quarter 1997. The year-over-year improvement was a result of greater operating leverage and attainment of synergies from acquired companies. SG&A as a percent of revenue increased to 30.9 percent in the third quarter 1998 versus
29.6 percent in the second quarter of 1998 mostly as a function of increased headcount in operations and circuit provisioning to accommodate projected enhanced data growth.

EBITDA margin, as a percent of revenue, continued its steady increase to 7.9 percent in the third quarter 1998 versus 5.3 percent in the second quarter 1998, and negative 18.6 percent a year ago.

OUTLOOK

"Our focus on profitability has resulted in dramatic improvements in gross margins and EBITDA margins," said Manning. "The Integration Program is going well, and has contributed to our improvement in operating efficiency. We expect that our continued focus on pursuing the best revenue opportunities, reducing costs and selling to the right customers will enable us to continue to improve profit margins."

"Throughout 1998, we have made every effort to balance our drive for increasing near term profitability with our desire to invest now for future success," said Manning. "We have the financial wherewithal to do that, and the current volatility in the credit markets is not expected to have any impact on our ability to execute on our business plan. In 1999, we expect to drive increasing revenues and improving margins through the business infrastructure that we have put in place."

Intermedia will host a conference call to discuss third quarter results and outlook on October 28th, 1998 at 8:30am Eastern. The conference call number is 800-540-7046 or 212-676-5363.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services, the ability of Intermedia to implement its restructuring and integration program, and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1997, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

Intermedia Communications provides integrated solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet solutions and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia Communications Inc. is headquartered in Tampa, Florida. Intermedia can be found on the World Wide Web at www.intermedia.com.


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                         INTERMEDIA COMMUNICATIONS INC.
                              FINANCIAL HIGHLIGHTS
                        (In thousands except share data)

                                                      THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                          SEPTEMBER 30,                       SEPTEMBER 30,
                                               -------------------------------      -------------------------------
                                                    1998               1997              1998             1997
                                               -------------      ------------      ------------      -------------
Revenue:
   Local network                                $     43,778      $     11,814      $    115,648      $     25,457
   Enhanced data                                      47,585            30,843           126,790            54,831
   Interexchange                                      71,552            27,637           199,049            80,877
   Integration                                        29,438               952            77,882             4,152
                                                ------------      ------------      ------------      ------------
   Total revenue                                     192,353            71,246           519,369           165,317

Expenses:
   Network operations                                 83,778            49,032           243,337           116,295
   Facilities administration and
     maintenance                                      14,935             9,985            48,503            21,409
   Cost of goods sold                                 19,014               503            49,923             2,537
   Selling, general and administrative                59,482            25,004           162,231            64,983
   Depreciation and amortization                      53,662            16,100           142,827            34,274
   Charge for in-process R&D                              --            60,000            85,000            60,000
   Business restructuring and
      integration expenses                             9,646                --            62,198                --
                                                ------------      ------------      ------------      ------------
      Total operating expenses                       240,517           160,624           794,019           299,498
                                                ------------      ------------      ------------      ------------
Loss from operations                                 (48,164)          (89,378)         (274,650)         (134,181)

Other income (expense):
   Interest expense                                  (53,942)          (17,689)         (151,101)          (39,895)
   Other income                                        9,310             6,736            26,078            16,691
                                                ------------      ------------      ------------      ------------

Loss before extraordinary items                      (92,796)         (100,331)         (399,673)         (157,385)
Extraordinary loss on early
    extinguishment of debt                                --           (43,834)               --           (43,834)
                                                ------------      ------------      ------------      ------------
Net loss                                             (92,796)         (144,165)                           (201,219)
Preferred stock dividends & accretions               (30,647)          (13,895)          (68,118)          (27,118)
                                                ------------      ------------      ------------      ------------
Net loss attributable to common
   shareholders                                 $   (123,443)     $   (158,060)     $   (467,791)     $   (228,337)
                                                ============      ============      ============      ============

Loss per common share:
Net loss before charge for in-process
   R&D and business restructuring including
   other income, expenses and preferred
   stock dividends and accretions               $      (2.42)     $      (1.62)     $      (7.64)     $      (3.78)
Charge for in-process R&D                                 --             (1.79)            (2.03)            (1.82)
Charge for extinguishment of debt                         --             (1.31)               --             (1.33)
Charge for business restructuring                       (.20)               --             (1.48)               --
                                                ------------      ------------      ------------      ------------
Net loss per common share                       $      (2.62)     $      (4.72)     $     (11.15)     $      (6.93)
                                                ============      ============      ============      ============

Weighted average shares
   outstanding (1)                                47,041,191        33,479,460        41,948,399        32,925,462

EBITDA(2)                                       $     15,144      $    (13,278)     $     15,375      $    (39,907)


(1) Share and per share amounts for the three months and the nine months ended September 30, 1998, have been restated to reflect a two-for-one stock split in June 1998.
(2) Earnings before interest, taxes, depreciation and amortization (EBITDA) is a measure of operating cash flow. EBITDA excludes an in-process R&D charge, related to the acquisition of Shared accounted for in the first quarter of 1998, and a business restructuring and integration expense charge.

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Other Data:

                                                                            SEPTEMBER 30,            JUNE 30,
                                                                                1998                  1998
                                                                         -----------------     ------------------
Local and Long Distance Services:(1)
   Buildings connected(2)                                                            4,331                 4,309
   Voice switches in operation                                                          21                    21
   Long distance billable minutes (000s)                                           516,897               551,145
   Access line equivalents                                                         311,898               280,144
   Access line equivalents per local switch(3)                                       7,303                 6,180


Enhanced Data Services:(1)
   Data switches installed                                                             164                   153
   Nodes in service(4)                                                              30,266                27,123
   NNI connections                                                                     608                   553

   Gross PP&E (000s)                                                     $       1,399,896     $       1,246,879
   Employees                                                                         3,678                 3,597


Stock Price:(5)                                                            High             Low            Close
                                                                         ----------    -----------     ---------
   First Quarter                                                         $   45.625    $  26.907       $     39.813
   Second Quarter                                                        $   45.234    $  30.875       $     41.938
   Third Quarter                                                         $   41.500    $  20.375       $     24.563



(1) Amounts reflected in the table are based upon information contained in the Company's operating records.
(2) Includes both on-net direct connections with Intermedia-owned fiber optic cable and on-net extended connections with leased circuits.
(3) Calculated by dividing the number of on-switch access line equivalents by the number of switches providing local service. Excludes access lines contributed by Shared.
(4) Amount represents an individual point of origination and termination of data served by the Company's enhanced network.
(5)  Stock prices are adjusted for the Company's stock split on June 15, 1998.






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